Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE APRIL 27, 2016

THOMAS J. BALTIMORE, JR. ANNOUNCES HIS RESIGNATION

AS PRESIDENT & CEO OF RLJ LODGING TRUST

TO BECOME PRESIDENT & CEO OF HILTON’S PLANNED HOTEL REIT

RLJ Lodging Trust Board Appoints

Ross Bierkan, EVP & Chief Investment Officer

As Interim CEO

Robert L. Johnson, Executive Chairman of RLJ Lodging Trust (NYSE:RLJ) announced today that the Board has received and accepted the resignation of Thomas J. Baltimore, Jr., as President & CEO of RLJ Lodging Trust.  Mr. Baltimore is resigning to become President & CEO of Hilton Worldwide’s planned Hotel REIT.  Mr. Baltimore’s resignation is effective at RLJ Lodging Trust on May 11, 2016.  Mr. Baltimore is a co-founder with Mr. Johnson in the creation and establishment of RLJ Lodging Trust and has served as its CEO since its IPO in 2011.  During Mr. Baltimore’s tenure as CEO, the company has achieved considerable success.  RLJ Lodging Trust has become one of the largest hotel REITs with 125 hotels in 21 states with nearly 21,000 rooms with an enterprise value in excess of $4 billion.  Under Mr. Baltimore’s leadership, RLJ Lodging Trust has consistently focused on strong asset management, prudent capital allocation and maintaining a low levered balance sheet.

In response to Mr. Baltimore’s resignation, Mr. Johnson states “On behalf of RLJ Lodging Trust, I accept Tom’s decision to resign as CEO of RLJ Lodging Trust.  I have known Tom as a personal friend and a dynamic business colleague for over 17 years.  Tom, second only to Dr. John Malone, is the most successful business executive and business leader that I have had the good fortune to partner and work with.  As CEO of RLJ Lodging Trust, he has demonstrated the commitment to integrity, transparency, and most of all, the ability to maximize value creation for shareholders and other stakeholders in the company.  His leadership style helped to build RLJ Lodging Trust into a company that attracted the best and brightest executive talent that I am confident will continue to carry on his managerial style and business success.  I congratulate and wish him the very best of success in his new career assignment.”

Tom Baltimore, in commenting on his resignation as CEO of RLJ Lodging Trust said, “It is bittersweet to be leaving RLJ Lodging Trust.  It has been an honor and privilege to work with and partner with Bob Johnson and the incredible team of men and women assembled over the last 17 years.  I am proud of our achievements, especially over the last 5 years as a public company.  I am grateful to our Board and associates for their unwavering support and encouragement.  Joining Hilton Worldwide as President & CEO of their planned hotel REIT is the only opportunity within our industry that could have compelled me to make this move.  I look forward to the next chapter to work with Chris Nassetta and his superb team at Hilton.”

Mr. Johnson also announced that the Board of Directors of RLJ Lodging Trust has appointed Mr. Ross Bierkan, EVP & Chief Investment Officer, as the interim CEO of RLJ Lodging Trust.  Mr. Bierkan has worked with Tom for the past 16 years.  The Board also announced the formation of a CEO search committee headed by Senator Evan Bayh, Chairman of the Governance Committee, to conduct a search among internal and external candidates to identify and hire a permanent CEO.  The Board did not set a date for the committee to commence its search

Speaking on behalf of the Board of RLJ Lodging Trust, Mr. Johnson said, “Ross has been an integral part of RLJ Lodging Trust from the very beginning.  As EVP & Chief Investment Officer, he has been a major participant and a significant contributor to the strategic development and execution of the RLJ Lodging Trust success story.  We are confident that he will be able to motivate and orchestrate management’s execution of our company goals and objectives and continue to maximize shareholder value.”

Commenting on Mr. Bierkan’s designation as interim CEO, Mr. Baltimore said, “Ross has been a superb executive and trusted partner over the last 16 years at RLJ Lodging Trust.  As a seasoned hospitality executive, he is experienced in hotel operations, and has led our acquisition team since our launch in 2000.  Ross has worked closely with every member of our Executive team and our Board and has sound judgment and impeccable integrity.”

About RLJ Lodging Trust:  RLJ Lodging Trust is a self-advised, publicly traded real estate investment trust focused on acquiring premium-branded, focused-service and compact full-service hotels.  The Company owns 125 hotels with nearly 21,000 rooms and one planned hotel conversion across 21 states and the District of Columbia.

Forward Looking Statements

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally are identified by the use of the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “will continue,” “intend,” “should,” “may” or similar expressions. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: the current global economic uncertainty, increased direct competition, changes in government regulations or accounting rules, changes in local, national and global real estate conditions, declines in the lodging industry, seasonality of the lodging industry, risks related to natural disasters, such as earthquakes and hurricanes, hostilities, including future terrorist attacks or fear of hostilities that affect travel, our ability to obtain lines of credit or permanent financing on satisfactory terms, changes in interest rates, access to capital through offerings of our common and preferred shares of beneficial interest, or debt, our ability to identify suitable acquisitions, our ability to close on identified acquisitions and integrate those businesses and inaccuracies of our accounting estimates. A discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Given these uncertainties, undue reliance should not be placed on such statements. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact: Leslie D. Hale, Chief Financial Officer, RLJ Lodging Trust — (301) 280-7774

Media Contact: Michelle Curtis, Executive Assistant to Executive Chairman — (301) 280-7701

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http://rljlodgingtrust.com